EXHIBIT 10.1
PSB Group, Inc.
Peoples State Bank
Employment Agreement
     THIS AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of April, 2010 (the “Effective Date”), by and between PSB Group, Inc., a bank holding company organized under the laws of the State of Michigan (the “Company”), Peoples State Bank, a banking association chartered under the laws of the State of Michigan with its main office located in Madison Heights, Michigan (the “Bank”) and Henry R. Thiemann (“Executive”).
     WHEREAS, the Company, the Bank and Executive desire the Executive to serve as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank; and
     WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank have each approved and authorized the execution of the Agreement with Executive.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
     1. Employment; Duties. Commencing on the Effective Date, but subject to Section 13 hereof, Executive shall serve in the capacity of President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank. Upon assuming each position, Executive shall perform services and discharge the duties of the President and Chief Executive Officer of the Company and the Bank, respectively, and perform such other reasonable services and duties of an executive, professional or administrative nature as may from time to time be assigned to him by the Board of Directors of the Company or the Board of Directors of the Bank, as the case may be (collectively the “Board of Directors” or “Board”). Executive hereby accepts such employment for the compensation and upon the terms and conditions provided in this Agreement. Executive agrees to serve the Company and the Bank faithfully and competently and to devote his full-time efforts to the promotion of the business of the Company, the Bank and their affiliates, excepting his reasonable leave time, periods of illness and the like.
     2. Service on the Board of Directors. Upon the Effective Date, but subject to Section 13 hereof, Executive shall be appointed to the Board of Directors of the Bank. Not later than June 1, 2010,

Executive shall be appointed to the Board of Directors of the Company. During the Term of this Agreement (as defined in Section 10 hereof), the Company agrees to nominate Executive as a nominee to serve on the Company’s Board of Directors. During the Term of this Agreement, the Company, in its capacity as sole shareholder of the Bank, agrees to cause Executive to be elected as a director of the Bank. Executive shall be entitled to receive fees for serving on the Board of Directors in the same manner as other members of the Boards of Directors of the Company and the Bank.
     3. Base Salary. During the first two (2) years of the Term, the Company agrees to pay Executive a base salary (“Base Salary”) at the rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with the customary payroll practices of the Company; provided, however, that the rate of Executive’s Base Salary beginning in the third year of the Term shall be reviewed by the Board of Directors, and Executive shall be entitled to receive an increase in his Base Salary at such percentage or in such an amount, if any, as the Board of Directors, in its sole discretion may decide.
     4. Signing Bonus. Upon the Effective Date, but subject to Section 13 hereof, Executive shall be paid the sum of Fifty Thousand Dollars ($50,000).
     5. Housing Allowance. Executive shall be paid a bonus of Twenty-Four Thousand Dollars ($24,000) payable on the Effective Date, but subject to Section 13 hereof, as a housing relocation expense.
     6. Stock Options and Grants. Executive shall be eligible to participate in such stock option and stock award programs of the Company as the Board may determine from time to time.
     7. Expenses. Except as expressly provided herein, during the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company and the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Company and the Bank. Reimbursement of any expenses under this Section 7 or Section 8 of this Agreement shall not be made later than the last day of the calendar year following the calendar year in which the expenses are incurred. Reimbursement under this Section 7 or Section 8 shall not affect the expenses eligible for reimbursement in any other calendar year and cannot be liquidated or exchanged for any other benefit.

     8. Employee Benefits.
          (a) Club Membership. The Company will pay the initial fees for membership and reimburse Executive for dues at the Detroit Athletic Club. This allowance will be subject to annual review by the Board and may be maintained or increased as the Board deems appropriate.
          (b) Annual Physical. Executive shall be reimbursed up to Three Thousand Dollars ($3,000) annually for medical expenses reasonably incurred in conjunction with a physical examination done for health purposes.
          (c) Other Fringe Benefits. Executive shall be entitled to receive benefits under any fringe benefit plan or policy as are otherwise made available and upon the same terms as other senior management employees of the Company and the Bank.
          (d) Paid Leave Time. Executive shall be entitled to twenty (20) days of annual leave time in accordance with the standard policies or practices of the Company and the Bank for senior management officers. Executive shall not take any leave in excess of a two week period at a time unless approved in advance by the Board of Directors. Executive shall receive his Base Salary and other benefits during periods of leave. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company and the Bank.
          (e) Conferences and Continuing Education. Executive shall be permitted to attend appropriate banking conventions and professional development meetings necessary to keep Executive abreast of developments in the industry. All reasonable expenses of attending such meetings, including the attendance by Executive’s spouse, shall be at the expense of the Company.
          (f) Withholding. Executive acknowledges that the Company may withhold any applicable federal, state or local withholding or other taxes from payments that become due to him.
     9. Term of Agreement. The term (“Term”) of this Agreement shall be for three (3) years, beginning on the Effective Date. This Agreement and Executive’s employment hereunder may also be terminated in accordance with the provisions of Section 11 hereof.

     10. Confidentiality, Non-Solicitation; Noncompete.
          (a) Executive recognizes and acknowledges that his knowledge of customers, potential customers, trade secrets, business strategies, financial data, costs, prices, other business marketing information and business activities and plans of the Company and the Bank and their affiliates (“Confidential Information”) is a valuable, special and unique asset of the business of the Company and the Bank and their affiliates. Executive will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Executive may disclose information regarding the business activities of the Company and the Bank and their affiliates to representatives of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Financial and Insurance Services of the State of Michigan and any other regulatory or judicial body pursuant to a formal regulatory request or subpoena, and Executive also may disclose Confidential Information when such disclosure, in the reasonable judgment of Executive, is in the best interest of the Company and the Bank and their affiliates and does not violate any law or regulation, including but not limited to disclosure to business or trade associations or industry organizations of which Company or the Bank is a member or a participant.
          (b) Executive agrees that for a period of twelve (12) months (the “Restricted Period”) following termination of his employment hereunder, he will not solicit any employee of the Company, the Bank or their affiliates to terminate their employment with the Company, the Bank or their affiliates or to become employed by any other corporation, bank or other organization.
          (c) The Company, the Bank and Executive have jointly reviewed the customer lists and operations of the Company and the Bank and agree that the Company’s and the Bank’s primary service area for its lending and deposit activities encompasses a fifty (50) mile radius from the Bank’s office in Madison Heights, Michigan (the “Territory”). Executive agrees that in the event he is terminated without Cause (as hereinafter defined) or if he terminates his employment with Good Reason (as hereinafter defined), during the Restricted Period, he will not, without the Company’s prior written consent, directly or indirectly Compete with the Company or the Bank or their affiliates. In this event, the Restricted Period shall be the shorter of the Restricted Period set forth above (12 months) or the period during which Executive continues to receive his Base Salary hereunder. For purposes of this Section 10:
               (i) “Compete” means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor or soliciting or inducing any customer of the Company, the Bank or their affiliates to become a customer of a Competitor.
               (ii) “Competitor” means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings association, credit union or similar financial institution (a “Financial Institution”) that is physically located and conducts substantial lending and deposit taking activities within the Territory and which Financial Institution has consolidated assets of $500 million or less as of the date of Executive’s termination of employment hereunder.
          (d) Notwithstanding the foregoing, Executive shall be permitted to invest in Financial Institutions solely as a passive or minority investor and in which he does not have an ownership interest of greater than five percent (5%).
          (e) The parties hereto, recognizing that irreparable injury will result to the Company, the Bank and their affiliates in the event of Executive’s breach of any provision of this Section 10, agree that in the event of any such breach or threatened breach by Executive, the Company or the Bank will be entitled to obtain from the Oakland County Circuit Court preliminary and permanent injunctive relief of Executive, Executive’s partners, agents, employees and all persons acting for or under the direction of Executive.
     11. Termination. Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:
          (a) Death. Executive’s employment under this Agreement shall terminate upon his death. Executive’s estate shall be entitled to receive payments of Base Salary and any other compensation and other benefits accrued as of the date of death.
          (b) Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive’s employment without “Cause” (as defined in Section 11(d)), Executive shall be entitled to continue to receive his Base Salary for one (1) year following Executive’s termination of employment. The Company shall also provide continued two-party coverage for health care, life insurance and disability insurance without cost to the Executive for one (1) year following termination.
          (c) Disability.
               (i) If, as a result of Executive’s incapacity, due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a

120-day period (“Disability”), and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Company may terminate Executive’s employment. The determination of Disability shall be made by a medical board certified physician mutually acceptable to the Company and Executive (or Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select a physician and the two physicians selected shall select a third physician who shall make such determination. In the event of termination of employment by the Company pursuant to this Section 11(c), if Executive is deemed ineligible to receive disability benefits under the Company’s long term disability plan, Executive shall be entitled to continue to receive his Base Salary for the then remaining Term of this Agreement, except that Base Salary shall not be continued more than one (1) year following termination. In the event that Executive is deemed eligible to receive disability benefits under the Company’s long term disability plan, Executive shall only be entitled to receive payments of Base Salary and any other compensation and other benefits accrued as of the date termination. Furthermore, if Executive commences to receive salary continuation payments pursuant to this Section and is subsequently deemed eligible to receive disability benefits under the Company’s long term disability plan, additional payments of Base Salary shall immediately cease.
               (ii) During any period of Disability, Executive shall be entitled to receive benefits as provided in any disability insurance program the Company may have in effect.
          (d) Termination of Employment by the Board of Directors for Cause. In the event Executive’s employment is terminated for “Cause,” Executive shall only be entitled to receive payments of Base Salary and any other compensation and other benefits accrued as of the date of termination and no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Cause” shall be defined as termination due to Executive’s criminal conduct constituting a felony offense, alcohol or drug abuse which impairs the Employee’s performance of his duties, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or to follow one or more specific written directives of the Board, reasonable in nature and scope, or material breach of any provision of this Agreement (which is not cured within thirty (30) days after its occurrence and notice to Executive). Any determination of “Cause” as defined by this Section 11(d) shall be determined by a majority vote of the Board of Directors, with Executive abstaining from voting on the matter.
          (e) Termination Following Change of Control.
               (i) If, within twelve (12) months following a Change of Control, this Agreement is terminated by the Company without Cause or by Executive for “Good Reason,” Executive shall be entitled to his Base Salary for a period of one (1) year following such termination. The Company shall also provide continued two-party coverage for health care, life insurance and disability insurance without cost to the Executive for one (1) year following termination. Within 30 days of the initial existence of the circumstances the Executive believes constitute Good Reason, Executive shall provide notice to the Board of Directors specifying the facts and circumstances surrounding his belief that “Good Reason” exists and the Company shall have the right to cure those matters within thirty (30) days from the date of notice.
               (ii) For purposes of this Agreement, “Good Reason” shall include the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (A) if Executive would be required to move his personal residence or perform his principal job functions more than fifty (50) miles from Executive’s primary office as of the Effective Date; (B) if, in the organizational structure of the Company or the Bank, Executive would be required to report to a person or persons other than the Board of Directors; (C) a material diminution of Executive’s Base Salary or a material diminution in Executive’s total compensation due to the failure to maintain employee benefit plans or arrangements generally comparable to those in place at the Effective Date, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Company or the Bank; (D) if Executive would be assigned substantial duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement and such assignment would result in a material diminution of Executive’s duties and responsibilities; or (E) if Executive is removed from or not re-nominated to the Board of Directors of the Company or the Bank.
               (iii) For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if and when: (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or (B) the individuals who were members of the Board of Directors of the Company on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified in Subsection 12(e)(iv) below) to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 11(e)(iii), be considered a Current Board Member; or (C) the Company’s shareholders approve (1) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
               (iv) Notwithstanding and in lieu of Section 11(e)(iii), a Change of Control will not be deemed to have occurred: (A) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Bank or the Company, or (2) any person pursuant to the will or trust of any existing shareholder of the Company, or who is a member of the immediate family of such shareholder, or (3) any corporation which, immediately prior or following to such acquisition, is owned directly or indirectly by persons who were shareholders of the Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; or (B) if Executive agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Agreement.
               (v) All payments that become due to Executive under this Section 11 will be made in accordance with the Company’s or its successors regular payroll practices as then in effect, subject to any delay in payments required by Section 409A of the Internal Revenue Code of 1986 (the “Code”) or other applicable law. In the event a delay in payments is required by Section 409A of the Code, then payments under this Section 11 will commence to Executive on the six month anniversary of the date that Executive’s employment with the Company terminates and the first payment to Executive shall be a lump sum payment of the amount that would have otherwise been payable to Executive had a delay in payment not been required pursuant to Section 409A of the Code. The remainder of the payments to Executive will be made in accordance with the Company’s or its successor’s regular payroll practices then in effect. The Company will be obligated to make all payments that become due to Executive under this Section 11(e) whether or not he obtains other employment following termination or takes steps to mitigate any damages that he claims to have sustained as a result of termination. The payments and other benefits provided for in this Section 11(e) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or his account as of the effective date of termination.
               (vi) In the event it shall be determined that any payment made hereunder or pursuant to any other plan following a Change in Control (whether paid or payable pursuant to the terms of this Agreement) would be subject to the excise tax imposed by Section 4999 of Code, then payments pursuant to this Agreement or payments under any other agreement or plan that are treated as a parachute payment, as such term is defined under Section 280G of the Code, shall be reduced to the maximum amount that may be paid to Executive or for his benefit without any such payment constituting a “parachute payment,” as defined in Section 280G of the Code. The determination of the maximum amount payable to Executive or for his benefit shall be made by an accounting firm mutually acceptable to Executive and the Company, and unless Executive directs otherwise, payments that are considered to be partially contingent upon a Change in Control shall be the last payments to be reduced.
          (f) Termination by Executive. If Executive terminates this Agreement without Good Reason (as defined above), he shall provide at least sixty (60) days written notice to the Board of Directors. Upon such termination, Executive shall receive only the Base Salary and any other compensation and benefits accrued up to Executive’s termination date. If Executive terminates the Agreement with Good Reason, he shall be entitled to his Base Salary, except that Base Salary shall not be continued more than two years following Executive’s termination.
          (g) Termination Upon Mutual Agreement. This Agreement may be terminated at any time upon the mutual written consent of Executive and the Company. Upon such termination, Executive shall receive only the Base Salary and any other compensation and benefits accrued up to Executive’s termination date.
          (h) Stock Based Compensation. Notwithstanding anything to the contrary contained herein, upon Executive’s termination from Employment, any rights he has to stock based compensation, including, but not limited to, rights under the Company’s Employee Stock Ownership Plan or the Stock Agreement, shall be governed exclusively by the terms of such plans and the Stock Agreement.
          (i) Executive agrees that upon any termination of Executive’s employment pursuant to this Section 11, he will immediately resign from all positions he has with the Company and the Bank and their affiliates, including all Boards of Directors.
          (j) Executive acknowledges that all payments which may be contemplated by this Section 11 are subject to the restrictions contained in Section 13.
     12. Source of Payments. Executive and the Company intend that Executive will be a dual employee of the Company and the Bank. The Company and the Bank may allocate among the Company and the Bank any portion of Executive’s salary, cash bonus and other compensation and benefits that the Company and the Bank deem to be a lawful and appropriate allocation. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by

Executive from any of the Company, the Bank or any of their affiliates, such compensation payments and benefits paid by any such source will be treated as amounts paid to Executive under this Agreement.
     13. Regulatory Restrictions. Executive acknowledges that the Company and the Bank are currently precluded from adding the Executive as an officer or director of the Company or the Bank without the prior written approval of applicable bank regulatory authorities. Without such prior approval, Executive further acknowledges that the Company and the Bank are precluded from making certain payments contemplated by this Agreement including, but not limited to, Sections 4, 5 and 8(a) hereof. Executive further acknowledges that the Company’s and Bank’s agreement to make certain payments to Executive in the event Executive’s employment under this Agreement is terminated, as set forth in Section 11 hereof, and the making of those payments, are subject to the approval of applicable bank regulatory authorities pursuant to 12 C.F.R. Part 359. Executive agrees that without such approval by applicable bank regulatory authorities those provisions are unenforceable. Executive further agrees that no payment may be made pursuant to this Agreement which would cause the Company or the Bank to be in violation of any applicable law, regulation or other legal requirement. The Company and the Bank each agree to use their best efforts to promptly obtain such required approvals or waivers with respect thereto. In the event any such approval is not finally obtained within sixty (60) days of the date hereof, this Agreement shall be terminated and of no further force or effect.
     14. Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company or the Bank.
          (b) Since the Company is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.
          (c) In the event that Executive dies post-separation from employment but during a period in which he is receiving his Base Salary and/or other employment benefits, the Company shall pay all sums to which the Executive would have been entitled, had the Executive survived, to such beneficiary or beneficiaries as shall have been designated by the Executive in writing. The Executive may change any beneficiary designation by a subsequent writing filed with the Company. If there is no beneficiary designation in effect at the date of death of the Executive, the Company shall make any payment due hereunder to the spouse of the Executive, or to the Executive’s estate, if the Executive’s spouse has predeceased the Executive.

     15. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by all parties, except as herein otherwise specifically provided.
     16. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.
     17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     18. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held within a thirty (30) mile radius of Madison Heights, Michigan. Any party may seek arbitration of any Arbitration Matter by making a written demand for arbitration under this Section. The parties shall attempt to agree on the selection of a single arbitrator, and whose determination is binding on all parties. If the parties are unable to agree on the selection of a single arbitrator within fifteen (15) days after the demand, each party shall appoint an arbitrator within fifteen (15) days. The two arbitrators shall then select a third arbitrator within fifteen (15) days of their appointment. If any party fails to appoint an arbitrator within the allotted time, there shall be only one arbitrator, the one selected by the other party. Each party shall bear the cost of the arbitrator that party selects. The parties shall equally bear the cost of the third arbitrator (or a single arbitrator if only one arbitrator is selected). The arbitrators shall reach their decision within ninety (90) days after the appointment of the last arbitrator. The dispute shall be resolved as provided under the commercial arbitration rules of the American Arbitration Association as modified by this Section. Each party shall bear that party’s own legal expenses.
     19. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the address listed below or the last address filed in writing by Executive with the Company, or, in the case of the Company, to the Company at its main office to the attention of the Board of Directors.

     20. Compliance with Section 409A. The parties intend that this Agreement shall be exempt from Section 409A of the Code as either a separation pay arrangement under Treas. Reg. 1.409A-1(b)(9) or a short term deferral of compensation under 1.409A-1(b)(4).
     21. Entire Agreement. This shall constitute the entire agreement between the parties hereto.
     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.
PSB GROUP, INC.

By:	/s/David L. Wood	/s/Henry R. Thiemann

	David L. Wood	Henry R. Thiemann
Its:	President and Chief Executive Officer
(intentionally omitted)

PEOPLES STATE BANK		Address

By:	/s/David L. Wood

David L. Wood
Its:	President and Chief Executive Officer